Exhibit 99.1

News Release

Rubicon Technology, Inc. Reports Fourth Quarter 2009 Results

FRANKLIN PARK, Ill., Feb 09, 2010 (BUSINESS WIRE) – Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its fourth quarter ended December 31, 2009.

The Company’s revenue increased forty nine percent sequentially to $8.5 million in the fourth quarter driven by strong demand from the LED market. The Company cited improved factory utilization, increased pricing and a shift in product mix as contributors to improved gross margin, which reached twelve percent in the quarter. Diluted loss per share for the fourth quarter was $0.04 compared to $0.10 per share in the previous quarter.

Raja Parvez, President and CEO noted, “Demand from the LED market continues to strengthen, particularly the demand for LED backlighting. With LED backlighting becoming more cost competitive and with the enhanced performance, thin profile and energy efficiency they provide, we expect LED backlighting to continue to rapidly gain market share over traditional backlighting solutions.”

William Weissman, Rubicon’s Chief Financial Officer commented, “With the increasing demand from the LED market, the pricing environment is rapidly improving. Pricing increased approximately seven percent sequentially in the fourth quarter and we expect an increase of at least fifteen percent sequentially in the first quarter of 2010. While pricing is not yet back to pre-recession levels, we are seeing considerable improvement.”

The Company also reported an increase in revenue from large diameter substrates in the quarter. Mr. Parvez continued, “Certain LED chip manufacturers have been adding significant capacity using four inch wafers. In addition, orders for six inch wafers from major LED chip manufacturers for use in R&D have nearly doubled in the quarter.”

First Quarter 2010 Guidance

Commenting on the outlook for the first quarter, Mr. Weissman said, “We estimate revenue for the first quarter will be approximately $10.5 million. We expect continued improvement in profitability in the first quarter with gross margin in the mid-twenties and a return to profitability with an expected diluted earnings per share of approximately $0.03, based on a projected diluted share count of 21.5 million share.”

Conference Call Details

Rubicon will host a conference call at 8:30 a.m. Eastern time on February 9, 2010 to review the highlights of the fourth quarter 2009 results and the first quarter 2010 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. February 16, 2010, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 78129965. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2009, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$3,860	$7,629
Restricted cash	8	5
Short-term investments	40,716	37,328
Accounts receivable, net	4,967	2,542
Inventories, net	6,597	7,882
Other current assets	3,444	4,926
Total current assets	59,592	60,312
Property and equipment, net	39,525	39,337
Investments	2,000	12,696
Other assets	69	—
Total assets	$101,186	$112,345

Liabilities and Stockholders’ Equity
Accounts payable	$2,056	$2,440
Accrued and other current liabilities	1,690	1,512
Total liabilities	3,746	3,952

Stockholders’ equity	97,440	108,393
Total liabilities and stockholders’ equity	$101,186	$112,345

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenue	$8,528	$4,042	$19,808	$37,838
Cost of goods sold	7,471	4,395	23,427	25,746
Gross profit (loss)	1,057	(353)	(3,619)	12,092

General and administrative expenses	1,387	1,390	4,811	6,691
Sales and marketing expenses	338	269	1,137	968
Research and development expenses	235	183	801	862
Loss on disposal of assets	—	—	—	1,215
Total operating expenses	1,960	1,842	6,749	9,736
Income (loss) from operations	(903)	(2,195)	(10,368)	2,356

Other income (expense):
Interest income (expense) and other, net	148	312	738	2,003
Income (loss) before income taxes	(755)	(1,883)	(9,630)	4,359
Income tax (benefit) expense	—	(93)	—	4
Net income (loss)	$(755)	$(1,790)	$(9,630)	$4,355

Net income (loss) per common share:
Basic	$(0.04)	$(0.08)	$(0.48)	$0.21
Diluted	$(0.04)	$(0.08)	$(0.48)	$0.19

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	20,131,271	20,894,777	20,117,543	20,892,040
Diluted	20,131,271	20,894,777	20,117,543	21,920,861

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities
Net income (loss)	$(755)	$(1,790)	$(9,630)	$4,355
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,366	1,216	5,342	4,452
Net loss on disposal of equipment	—	—	—	1,215
Other	280	255	926	826
Changes in operating assets and liabilities
Accounts receivable, net	(1,572)	3,495	(2,425)	131
Inventories	650	(2,280)	1,285	(5,360)
Other current assets	(658)	(797)	1,474	(2,382)
Accounts payable	1,127	(1,473)	(445)	(132)
Accrued expenses and other current liabilities	695	(357)	181	(1,602)
Net cash provided by (used in) operating activities	1,133	(1,731)	(3,292)	1,503

Cash flows from investing activities
Purchases of property and equipment	(2,306)	(2,894)	(5,530)	(18,701)
Proceeds from sale of investments	847	10,275	7,229	22,991
Net cash provided by (used in) investing activities	(1,459)	7,381	1,699	4,290

Cash flows from financing activities
Purchase of treasury stock	—	(3,085)	(2,577)	(3,085)
Other financing activities	386	3	417	541
Net cash provided by (used in) financing activities	386	(3,082)	(2,160)	(2,544)

Effect of foreign exchange rate changes on Cash and cash equivalents	(16)	—	(16)	—

Net increase (decrease) in cash and cash equivalents	44	2,568	(3,769)	3,249
Cash and cash equivalents, beginning of period	3,816	5,061	7,629	4,380
Cash and cash equivalents, end of period	$3,860	$7,629	$3,860	$7,629